Exhibit 10.15
MEMORANDUM OF UNDERSTANDING
FOR THE USE OF
PORTAL VISION FOR ACCOUNT WAGERING
     The purpose of this Memorandum of Understanding (“Memorandum”) is to set forth the basic agreement in principal to which Computerized Bookmaking Systems, Inc., a Nevada corporation, with principal offices at 675 Grier Drive, Las Vegas, Nevada 89119 (“User”), and Las Vegas Gaming, Inc., a Nevada corporation, with principal offices at 4000 West Ali Baba, Suite D, Las Vegas, Nevada 89118 “Supplier”) have negotiated.
     The terms and conditions of this Memorandum are as follows:
1. BINDING EFFECT
     This Memorandum is binding for one year from the Date of Execution to the extent that before end of the one year term of this Memorandum, (i) Supplier’s product is capable of providing the services at issue, (ii) Supplier has applied for all necessary reviews or approvals from the Nevada Gaming Authorities (collectively, “Nevada Gaming Authorities” means Nevada Gaming Control Board and Nevada Gaming Commission), and (iii) the Parties negotiate and execute a definitive agreement setting forth the necessary terms and conditions to which the Parties have yet to consider or agree,
2. OBJECTIVE
     2.1. User designed, created, and owns certain software programs that enable and a person, who has established an account with a User customer (such person is an “End User”), to place wagers on sporting events and horse racing events in which the odds are posted in accordance with Nevada Revised Statutes and Gaming Regulations using an electronic device approved by the Nevada Gaming Authorities (such software and the services its enables are referred to as “Account Wagering”).
     2.2. Supplier designed, created, certain software programs and manufactures or causes to be manufactured an electronic device that, in conjunction with such software programs, leverages television, cable, Internet, telephony, and/or wireless technology to permit an End User to engage in Account Wagering through electronic devices previously not approved by the Nevada Gaming Authorities, including but not limited to, a television using a remote control or a slot machine (as defined by the Nevada Revised Statutes), or a wireless electronic device, such as a Personal Digital Assistant (“PDA”) or a tablet personal computer (collectively, such software and electronic device is referred to as “Portal Vision”).
     2.3. User and Supplier believe that mutually beneficial economic synergies exist in utilizing Supplier’s Portal Vision to expand the approved electronic devices upon which an End-User of User’s Account Wagering product may use to (i) watch a live televised sports or horse race event, (ii) view live odds for such an event posted by a customer of User, and (iii) and place a wager on such an event.

3. USER’S TOIAL REQUIREMENTS
     Supplier shall provide exclusively to User, and User shall accept exclusively from Supplier, User’s total requirements of Portal Vision for a period of not less than sixty (60) months commencing on the date designated in the definitive agreement.
4. CONSIDERATION
     User and Supplier anticipate sharing equally in the Net Revues (the Parties have not mutually agreed to the definition of “Net Revenues”), generated from Televised Account Wagering.
5. USER’S USE LIMITATION
     The requirements of User under this Memorandum are limited to those electronic devices, which shall be expressly set forth in the definitive agreement, to be used by User to provide Account Wagering.
6. GOVERNING LAW
     This Memorandum and the transaction contemplated herein shall be governed by the laws of the State of Nevada.

USER:		SUPPLIER:

COMPUTERIZED BOOKMAKING SYSTEMS, INC.		LAS VEGAS GAMING, INC.

By:	/s/ Vic Salerno	By:	/s/ John English

Name:	Vic Salerno	Name:	John English
Title:	President	Title:	Chief Development Officer